Filed under Rule 424(b)(2), Registration Statement No. 333-175599 Preliminary Pricing Supplement No. 20 - Dated Mlonday, June 16, 2014 (To: Prospectus Dated July 15, 2011)
CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFV2	[]	100.000%	2.000%	[]	Fixed	3.700% (Per Annum)	Semi-Annual	06/15/2026	12/15/2014	$17.37	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

06050WFW0	[]	100.000%	3.000%	[]	Fixed	4.250% (Per Annum)	Semi-Annual	06/15/2039	12/15/2014	$19.95	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, June 16, 2014 through Monday, June 23, 2014

Trade Date: Monday, June 23, 2014 @ 12:00 PM ET

Settlement Date: Thursday, June 26, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus dated 7-15-11

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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